CRAiLAR announces European wet processing facility

PORTLAND, OR, Sept. 5, 2013 /PRNewswire/ - CRAiLAR Technologies Inc. ("CL" or the "Company") (CL.V) (CRLRF), which produces and markets CRAiLAR(R) Flax fiber The Friendliest Fiber On The Planet(TM), today announced that it has executed a letter of intent ("LOI") to acquire a European fiber dyeing facility with more than thirty years of experience in the industry. The acquisition, which is subject to the entry into definitive agreements and prior regulatory approval, would establish CRAiLAR flax fiber production for the Company in one of the most prolific flax growing regions in Western Europe.

The facility is currently capable of producing in excess of 250,000 pounds of CRAiLAR Flax fiber per week with room to expand. Under the terms of the LOI, CRAiLAR will acquire the facility by retiring approximately U.S.$1.2 million of the vendor's debt over a three-year period. Additionally, CRAiLAR will enter into a ten-year lease and option to purchase agreement on the building housing the facility with a renewal option for an additional ten years.

"We are thrilled by the prospect of having complete control of the CRAiLAR production process and, we believe, an immediate path to positive gross margin with no capital outlay," stated Ken Barker, Chief Executive Officer. "Acquisition of this facility would accelerate our production timeline by six to nine months; eliminate construction risks inherent with a 'green field' project; and substantially reduce the capital required to achieve one million pounds per week of capacity. The plant is also is located in an area known for flax growing excellence, thereby providing an abundant source of feedstock, and ties in perfectly with our European flax fiber sourcing initiative."

The proposed establishment of a CRAiLAR wet processing facility in Europe is in addition to the longer-term plan to establish a fully integrated CRAiLAR facility at the Company's present site in Pamplico, South Carolina.

About CRAiLAR Technologies Inc.
CRAiLAR(R) Technologies Inc. offers cost-effective and environmentally sustainable natural fiber in the form of flax, hemp and other bast fibers for use in textile, industrial, energy, medical and composite material applications. Produced using a fraction of water and chemical inputs compared with other natural fibers, CRAiLAR Flax is the newest natural fiber introduction to the market in decades. The Company supplies its CRAiLAR Flax to HanesBrands, Georgia-Pacific, Brilliant Global Knitwear, Tuscarora Yarns, Target Corp. and Kowa Company for commercial use, and to Levi Strauss & Co., Cintas, Carhartt, Ashland, PVH Corp., Cotswold Industries, Cone Mills and Lenzing for evaluation and development. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing. For more information, visit www.crailar.com.

Safe Harbor Statement
This news release includes certain statements that may be deemed "forward-looking statements". All statements in this news release, other than statements of historical facts, are forward-looking statements. Forward-looking statements or information are subject to a variety of risks and uncertainties which could cause actual events or results to differ materially from those reflected in the forward-looking statements or information and including, without limitation, risks and uncertainties relating to: completion of a definitive agreement and acquisition of the European Wet Processing facility, any market interruptions that may delay the trading of the Company's shares, technological and operational challenges, needs for additional capital, changes in consumer preferences, market acceptance and technological changes, dependence on manufacturing and material supplies providers, international operations, competition, regulatory restrictions and the loss of key employees. In addition, the Company's business and operations are subject to the risks set forth in the Company's most recent Form 10-K, Form 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. The Company assumes no obligation to update the forward-looking statements.

SOURCE Crailar Technologies Inc.